Exhibit 99
Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

SECOND QUARTER FINANCIAL RESULTS

BOSTON (July 24, 2025) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the second quarter ended June 28, 2025. Key results were:

Second Quarter 2025 Summary:

•
Depletions decreased 5% and shipments decreased 0.8%
•
Net revenue of $587.9 million increased 1.5%
•
Gross margin of 49.8% up 380 basis points year over year
•
Net income of $60.4 million, an increase of $8.1 million or 15.5% year over year
•
Diluted income per share of $5.45, an increase of 24.1% year over year

Year-to-date 2025 Summary:

•
Depletions decreased 3% and shipments increased 1.7%
•
Net revenue of $1.042 billion increased 3.6%
•
Gross margin of 49.1% up 410 basis points year over year
•
Net income of $84.8 million, an increase of $19.9 million or 30.7%
•
Diluted income per share of $7.58, an increase of 40.1% year over year

Capital Structure

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Ended the second quarter with $212.4 million in cash and no debt
•
Repurchased $110.5 million in shares from December 30, 2024 to July 18, 2025

“Our depletions declined by 5% in the second quarter as volumes were pressured across the beer industry due to economic uncertainty impacting consumer behavior and some impact from poor weather in some key selling weeks” said Chairman and Founder Jim Koch. “While the external environment remains dynamic, we were able to grow share in the first half of this year. We have a diversified portfolio of iconic brands, strong innovation pipeline and the best sales force in beer. Despite a weaker volume environment, we have raised our gross margin guidance as we continue to see positive impacts from our multi-year margin enhancement initiatives. Our strong balance sheet allows us to invest in our brands to be well positioned for when the industry environment improves while also returning $111 million in cash to shareholders year to date.”

“We are encouraged by our strong gross margin and earnings performance in the first half of 2025 and the positive consumer response to our Sun Cruiser innovation,” said President and CEO Michael Spillane. “While the macroeconomic environment remains challenging and we do expect shipments to rebalance in the second half of the year, our first half performance and strong operating plans for the remainder of the summer give us confidence in our ability to deliver our full year financial guidance.”

Details of the results were as follows:

Second Quarter 2025 (13 weeks ended June 28, 2025) Summary of Results

Depletions for the second quarter decreased 5% from the prior year. Shipment volume for the quarter was approximately 2.1 million barrels, a 0.8% decrease from the prior year, primarily due to declines in Truly Hard Seltzer and Samuel Adams brands that were only partially offset by growth in the Company’s Sun Cruiser and Dogfish Head brands.

The Company believes distributor inventory as of June 28, 2025 were at appropriate levels and averaged approximately four and one half weeks on hand which is within our target wholesaler inventory levels of four to five weeks for our peak summer season. At the end of June 2024, wholesaler inventory levels were below target at three and one half weeks due to not fully shipping into improving demand in the latter weeks of June 2024.

Revenue for the quarter increased 1.5% due to increased pricing and favorable product mix partially offset by lower volumes.

Gross margin of 49.8% increased 380 basis points from the 46.0% margin realized in the prior year. Gross margin primarily benefited from improved brewery efficiencies, procurement savings, price increases and product mix, which were partially offset by increased inflationary and tariff costs.

The second quarter gross margin of 49.8% includes $5.7 million of shortfall fees and $2.6 million of non-cash expense of third-party production pre-payments that combined to negatively impact gross margins by 141 basis points on an absolute basis.

Advertising, promotional and selling expenses increased $15.5 million or 10.7% from the second quarter of 2024, primarily due to increased brand media investments.

General and administrative expenses decreased by $2.3 million or 4.7% from the second quarter of 2024, primarily due to a decrease in salaries and benefits costs including lower incentive compensation.

Impairment of brewery assets of $5.0 million increased by $1.6 million from the comparable period of 2024, due to higher write-offs of equipment at third party and Company-owned breweries.

The Company’s effective tax rate for the second quarter of 28.1% compared to 28.6% in the prior year.

Year-to-date 2025 (26 weeks ended June 28, 2025) Summary of Results

Revenue year-to-date of $1.042 billion increased 3.6% compared to year-to-date 2024 due to increased volume, increased pricing, and favorable product mix.

Depletions year-to-date decreased 3% from the prior year. Shipment volume year-to-date was approximately 3.8 million barrels, a 1.7% increase from the prior year, primarily due to increases in Sun Cruiser and Twisted Tea brands that were partially offset by declines in Truly Hard Seltzer and Samuel Adams brands.

Gross margin year-to-date of 49.1% increased from the 45.0% margin realized in year-to-date 2024, or an increase of 410 basis points year over year. Gross margin primarily benefited from improved brewery efficiencies, procurement savings, price increases and product mix, which were partially offset by increased inflationary and tariff costs.

The year-to-date gross margin of 49.1% includes $6.5 million of shortfall fees and $5.2 million of non-cash expense of third-party production pre-payments that combined to negatively impact gross margins by 112 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date increased $32.8 million or 12.4% from year-to-date 2024, primarily due to increased brand media investments.

General and administrative expenses year-to-date decreased by $4.7 million or 4.8% from year-to-date 2024, primarily due to a decrease in salaries and benefits costs including lower incentive compensation.

Impairment of brewery assets of $5.0 million increased by $1.3 million from year-to-date 2024, due to higher write-offs of equipment at third party and Company-owned breweries.

The Company’s effective tax rate year-to-date was 29.2% compared to 29.5% year-to-date 2024.

Net income year-to-date of $84.8 million or $7.58 per share, represented an increase of $19.9 million or $2.17 per diluted share compared to year-to-date 2024. This increase between periods was primarily driven by revenue growth, and higher gross margins, partially offset by higher advertising, promotional and selling expenses.

The Company expects that its June 28, 2025 cash balance of $212.4 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 28, 2025 and the period from June 30, 2025 through July 18, 2025, the Company repurchased shares of its Class A Common Stock in the amounts of $99.2 million and $11.3 million, respectively, for a total of $110.5 million year to date. As of July 18, 2025, the Company had approximately $317 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 29-week period ended July 19, 2025 are estimated by the Company to have decreased approximately 3% from the comparable period in 2024.

Full-Year 2025 Projections

The Company has updated its financial guidance for the full year 2025 as well as its estimate of the financial impact of tariffs programs announced to date.

The updates to the Company’s full year 2025 financial guidance reflect:

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Lower volume expectations driven by macroeconomic factors impacting industry demand
•
Higher gross margin expectations driven by better-than-expected brewery efficiencies in the first half of the year
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Earnings per diluted share guidance that is unchanged from an operating performance perspective and includes a revised estimated negative impact from tariffs of between $0.96 and $1.28 per diluted share. Prior earnings per diluted share guidance excluded the previously estimated negative impact from tariffs of between $1.25 and $1.90 per diluted share.

Full Year 2025	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Change	Down high single digit to down low single digit	Down low single digit to up low single digit
Price Increases	1% to 2%	1% to 2%
Gross Margin (including Tariffs)	46% to 47.3%	44% to 46.5%
Gross Margin (excluding Tariffs)	47% to 48%	45% to 47%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$30 to $50	$30 to $50
Effective Tax Rate	29% to 30%	29% to 30%
EPS (including Tariffs)	$6.72 to $9.54	$6.10 to $9.25
EPS (excluding Tariffs)	$8.00 to $10.50	$8.00 to $10.50
Capital Spending ($ million)	$70 to $90	$90 to $110

Tariff Estimate	Current Estimate In Guidance	Prior Estimate Not in Guidance
Full year total cost impact ($ million)	$15 to $20	$20 to $30
Gross margin impact of tariffs (basis points)	70 to 100	50 to 100
EPS unfavorable impact of tariffs	$0.96 to $1.28	$1.25 to $1.90

Underlying the Company's current 2025 projections are the following full-year estimates and targets:

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The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.
•
The Company expects that the trend of shipments exceeding depletions will reverse in the second half of the year. The third quarter is a much larger volume quarter than the fourth quarter given the seasonality of the business. In the prior year the Company was not able to fully ship to meet demand in the second quarter and caught up in the third quarter. As a result of seasonality and the comparison to prior year, the Company expects most of the 2025 shipment reversal to occur in the third quarter with shipment declines expected to be in the low to mid-teens.
•
During full year 2025, the Company continues to estimate that shortfall fees and non-cash expense of third-party production pre-payments will have a combined negative impact to gross margin of 100 to 140 basis points.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 28, 2024 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, July 24, 2025

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Revenue	$625,425	$614,216	$1,106,782	$1,066,423
Less excise taxes	37,476	35,118	64,966	61,274
Net revenue	587,949	579,098	1,041,816	1,005,149
Cost of goods sold	295,431	312,640	530,035	552,343
Gross profit	292,518	266,458	511,781	452,806
Operating expenses:
Advertising, promotional, and selling expenses	159,713	144,224	297,249	264,499
General and administrative expenses	45,751	48,024	93,702	98,408
Impairment of brewery assets	4,985	3,395	4,985	3,731
Total operating expenses	210,449	195,643	395,936	366,638
Operating income	82,069	70,815	115,845	86,168
Other income, net:
Interest income, net	2,294	2,946	4,625	6,439
Other expense, net	(309)	(440)	(574)	(478)
Total other income, net	1,985	2,506	4,051	5,961
Income before income tax provision	84,054	73,321	119,896	92,129
Income tax provision	23,621	20,982	35,051	27,193
Net income	$60,433	$52,339	$84,845	$64,936
Net income per common share – basic	$5.45	$4.40	$7.59	$5.42
Net income per common share – diluted	$5.45	$4.39	$7.58	$5.41
Weighted-average number of common shares – basic	11,090	11,898	11,183	11,976
Weighted-average number of common shares – diluted	11,067	11,888	11,163	11,971
Net income	$60,433	$52,339	$84,845	$64,936
Other comprehensive income (loss):
Foreign currency translation adjustment	245	(59)	394	(221)
Total other comprehensive income (loss)	245	(59)	394	(221)
Comprehensive income	$60,678	$52,280	$85,239	$64,715

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	June 28, 2025	December 28, 2024
Assets
Current Assets:
Cash and cash equivalents	$212,432	$211,819
Accounts receivable	92,831	61,423
Inventories	134,365	117,159
Prepaid expenses and other current assets	26,834	20,209
Income tax receivable	38	6,681
Total current assets	466,500	417,291
Property, plant, and equipment, net	591,031	616,242
Operating right-of-use assets	36,242	27,837
Goodwill	112,529	112,529
Intangible assets, net	15,600	16,446
Third-party production prepayments	9,322	14,473
Note receivable	10,888	16,738
Other assets	26,093	28,462
Total assets	$1,268,205	$1,250,018
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$112,674	$87,276
Accrued expenses and other current liabilities	139,863	138,618
Current operating lease liabilities	12,347	5,735
Total current liabilities	264,884	231,629
Deferred income taxes, net	55,286	65,803
Non-current operating lease liabilities	31,515	30,205
Other liabilities	4,181	6,194
Total liabilities	355,866	333,831
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,878,147 and 9,263,198 issued and outstanding as of June 28, 2025 and December 28, 2024 respectively	89	93
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at June 28, 2025 and December 28, 2024	21	21
Additional paid-in capital	687,416	676,454
Accumulated other comprehensive loss	(302)	(696)
Retained earnings	225,115	240,315
Total stockholders' equity	912,339	916,187
Total liabilities and stockholders' equity	$1,268,205	$1,250,018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	June 28, 2025	June 29, 2024
Cash flows provided by operating activities:
Net income	$84,845	$64,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,178	46,983
Impairment of brewery assets	4,985	3,731
Gain on sale of property, plant, and equipment	(42)	(22)
Change in right-of-use assets	(8,405)	3,608
Stock-based compensation expense	10,924	11,008
Deferred income taxes	(10,517)	187
Other non-cash expense	(20)	296
Changes in operating assets and liabilities:
Accounts receivable	(31,388)	(58,751)
Inventories	(17,404)	(31,566)
Prepaid expenses, income tax receivable, and other current assets	18	(6,977)
Third-party production prepayments	5,151	9,303
Other assets	8,417	3,390
Accounts payable	25,449	29,487
Accrued expenses, income taxes payable and other liabilities	3,305	20,045
Operating lease liabilities	7,923	(4,542)
Net cash provided by operating activities	128,419	91,116
Cash flows used in investing activities:
Cash paid for note receivable	—	(20,000)
Purchases of property, plant, and equipment	(24,156)	(36,090)
Proceeds from disposal of property, plant, and equipment	42	23
Net cash used in investing activities	(24,114)	(56,067)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(101,617)	(112,958)
Proceeds from exercise of stock options and sale of investment shares	833	2,179
Cash paid on finance leases	(848)	(1,062)
Payment of tax withholding on stock-based payment awards and investment shares	(2,060)	(2,404)
Net cash used in financing activities	(103,692)	(114,245)
Change in cash and cash equivalents	613	(79,196)
Cash and cash equivalents at beginning of period	211,819	298,491
Cash and cash equivalents at end of period	$212,432	$219,295

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com